EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2017 Results

•	Petroleum Additives Fourth Quarter Operating Profit of $77.9 Million, Up 3.0%, and Full Year Operating Profit of $359.8 Million, Down 6.5%

•	Petroleum Additives Fourth Quarter Shipments Up 8.0%, and Full Year Shipments Up 8.2%

•	$31.4 Million Tax Charge in Fourth Quarter Related to U.S. Tax Reform Legislation

Richmond, VA, February 6, 2018 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2017.
Profit before income taxes for the fourth quarter of 2017 was $64.9 million compared to $64.0 million for the fourth quarter of 2016. Net income for the fourth quarter of 2017 was $4.1 million, or $.35 per share, compared to net income of $45.7 million, or $3.86 per share, for the fourth quarter of 2016. Profit before income taxes for 2017 was $315.4 million compared to $343.2 million for 2016. Net income for 2017 was $190.5 million, or $16.08 per share, compared to net income of $243.4 million, or $20.54 per share, for 2016. Net income for both 2017 periods included the estimated impact of the tax reform act enacted on December 22, 2017, commonly known as the “Tax Cuts and Jobs Act” (the “Tax Reform Act”).
Sales for the petroleum additives segment for the fourth quarter of 2017 were $556.9 million, up 11.4% versus the same period last year. Petroleum additives operating profit for the fourth quarter of 2017 was $77.9 million, 3.0% higher than fourth quarter operating profit last year of $75.6 million. The increase was mainly due to increased shipments, changes in selling prices and product mix, partially offset by higher raw material and conversion costs. Shipments were up 8.0% from the same period last year with increases in both lubricant additives and fuel additives shipments. All regions contributed to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
For the year, petroleum additives sales were $2.2 billion compared to sales in 2016 of $2.0 billion, or an increase of 7.5%. Petroleum additives operating profit for 2017 was $359.8 million, 6.5% lower than last year’s $384.9 million. The decrease was due mainly to higher raw material and conversion costs, and changes in selling prices and product mix, partially offset by increased shipments. Throughout much of 2017, we faced headwinds with raw material costs rising, and our margins suffered as we were unable to adjust often and fast enough to compensate for the cost increases. Our efforts to recover these cost increases are continuing. Shipments increased 8.2% versus 2016 with increases in both lubricant additives and fuel additives shipments. Europe, Asia Pacific and Latin America were the regions contributing to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
Income tax expense was $60.9 million for the fourth quarter of 2017 compared to $18.3 million for the fourth quarter of 2016, and $124.9 million for 2017 compared to $99.8 million for 2016. The primary driver for the increase in income tax expense in both comparative periods was a one-time deemed repatriation tax on untaxed accumulated foreign earnings as a result of the Tax Reform Act. We recorded $31.4 million in additional income tax expense in the fourth quarter of 2017 related to our estimate of the total effects of the Tax Reform Act, and will continue to assess the impact of the new law. In addition, the fourth quarter included the impact of recording certain deferred tax liabilities associated with our Singapore plant.
During the year, we strengthened our ability to serve our customers worldwide by completing the construction of Phase 2 of our Singapore manufacturing facility and our acquisition of Aditivos Mexicanos, S.A. de C.V., a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico. These investments along with other capital expenditures, totaled $332.6 million, and they position us well for future growth. We also returned $110.7 million to our shareholders through dividends ($82.9 million) and share repurchases (70,689 shares of our common stock for a total of $27.8 million). We issued $250 million of fixed rate long-term debt in a private placement transaction and repaid $156.0 million under our revolving credit facility.
As we look forward to 2018 and beyond, we expect continued strength in our petroleum additives sales and shipments. Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate. Our ongoing focus in 2018 will be to recover our margins so that they continue to be within the historical ranges our stakeholders have come to expect.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology- driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 9:00 a.m. EST on Wednesday, February 7, 2018, to review fourth quarter and year-end 2017 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 14, 2018 at 11:59 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 23857. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; current and future governmental regulations; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2016 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Petroleum additives	$556,938	$499,985	$2,187,283	$2,034,645
All other (a)	3,044	1,642	11,121	14,806
Total	$559,982	$501,627	$2,198,404	$2,049,451
Segment operating profit:
Petroleum additives	$77,897	$75,601	$359,832	$384,906
All other (a)	1,237	(1,434)	4,318	530
Segment operating profit	79,134	74,167	364,150	385,436
Corporate unallocated expense	(9,320)	(5,387)	(27,604)	(21,783)
Interest and financing expenses	(5,360)	(4,323)	(21,856)	(16,785)
Other income (expense), net	488	(483)	752	(3,660)
Income before income tax expense	$64,942	$63,974	$315,442	$343,208
Net income	$4,072	$45,672	$190,509	$243,441
Earnings per share - basic and diluted	$0.35	$3.86	$16.08	$20.54

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$559,982	$501,627	$2,198,404	$2,049,451
Cost of goods sold	413,390	352,217	1,556,386	1,368,690
Gross profit	146,592	149,410	642,018	680,761
Selling, general, and administrative expenses	43,505	40,936	165,056	161,112
Research, development, and testing expenses	32,837	40,308	140,193	156,959
Operating profit	70,250	68,166	336,769	362,690
Interest and financing expenses, net	5,360	4,323	21,856	16,785
Other income (expense), net	52	131	529	(2,697)
Income before income tax expense	64,942	63,974	315,442	343,208
Income tax expense	60,870	18,302	124,933	99,767
Net income	$4,072	$45,672	$190,509	$243,441
Earnings per share - basic and diluted	$0.35	$3.86	$16.08	$20.54
Cash dividends declared per share	$1.75	$1.60	$7.00	$6.40

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$84,166	$192,154
Trade and other accounts receivable, less allowance for doubtful accounts ($215 - 2017; $710 - 2016)	335,317	306,916
Inventories	383,097	311,512
Prepaid expenses and other current assets	31,074	26,301
Total current assets	833,654	836,883
Property, plant, and equipment, at cost	1,474,962	1,264,957
Less accumulated depreciation and amortization	822,681	761,212
Net property, plant, and equipment	652,281	503,745
Intangibles (net of amortization) and goodwill	144,337	10,436
Prepaid pension cost	66,495	25,800
Deferred income taxes	4,349	29,063
Deferred charges and other assets	11,038	10,509
Total assets	$1,712,154	$1,416,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$159,408	$141,869
Accrued expenses	107,999	104,082
Dividends payable	19,055	17,478
Income taxes payable	16,340	17,573
Other current liabilities	13,991	13,588
Total current liabilities	316,793	294,590
Long-term debt	602,900	507,275
Other noncurrent liabilities	190,812	131,320
Total liabilities	1,110,505	933,185
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,779,978 at December 31, 2017 and 11,845,972 at December 31, 2016)	0	1,603
Accumulated other comprehensive loss	(145,994)	(182,510)
Retained earnings	747,643	664,158
Total shareholders' equity	601,649	483,251
Total liabilities and shareholders' equity	$1,712,154	$1,416,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2017	2016
Net income	$190,509	$243,441
Depreciation and amortization	55,340	44,893
Cash pension and postretirement contributions	(26,264)	(25,898)
Noncash pension and postretirement expense	7,959	12,829
Working capital changes	(36,326)	20,815
Deferred income tax expense (benefit)	27,375	19,185
Tax Reform Act expense	31,375	0
Capital expenditures	(148,713)	(142,874)
Acquisition of business (net of $1,131 cash acquired)	(183,930)	0
Net (repayments) borrowings under revolving credit facility	(156,000)	11,000
Issuance of 3.78% senior notes	250,000	0
Repurchases of common stock	(25,998)	(35,815)
Dividends paid	(82,885)	(75,829)
All other	(10,430)	26,983
(Decrease) increase in cash and cash equivalents	$(107,988)	$98,730

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Income	$4,072	$45,672	$190,509	$243,441
Add:
Interest and financing expenses, net	5,360	4,323	21,856	16,785
Income tax expense	60,870	18,302	124,933	99,767
Depreciation and amortization	15,860	11,884	54,240	43,808
EBITDA	$86,162	$80,181	$391,538	$403,801